Exhibit 2.01

                                                                Execution Copy


                            TRI-PARTY AGREEMENT


                  TRI-PARTY AGREEMENT (this "Agreement") dated May 11, 2001 among PRUDENTIAL PLC, a public limited company incorporated in England and Wales ("Prudential"), HOLBORN DELAWARE PARTNERSHIP, a Delaware general partnership and a wholly-owned indirect subsidiary of Prudential ("HDP"), ASCEND MERGER CORP., a Texas corporation and a wholly-owned subsidiary of HDP ("Merger Sub" and, together with Prudential and HDP, the "Prudential Parties"), AMERICAN GENERAL CORPORATION, a Texas corporation ("AGC"), and AMERICAN INTERNATIONAL GROUP, INC., a Delaware corporation ("AIG").

                  WHEREAS, Prudential, HDP, Merger Sub and AGC entered into an Agreement and Plan of Merger dated as of March 11, 2001 (the "Merger Agreement") providing, upon the terms and subject to the conditions contained in the Merger Agreement, for Merger Sub to be merged with and into AGC (the "Merger");

                  WHEREAS, the Prudential Parties and AGC have agreed to terminate the Merger Agreement (wherein Prudential had agreed to issue a fixed number of its shares in exchange for AGC shares) pursuant to the terms and subject to the conditions hereof;

                  WHEREAS, AGC and AIG intend, simultaneously with the termination of the Merger Agreement, to execute an Agreement and Plan of Merger of even date herewith, a copy of which is attached hereto (the "AIG Merger Agreement"), providing, upon the terms and conditions thereof, for a merger of a direct wholly owned subsidiary of AIG with and into AGC (the "AIG Merger");

                  WHEREAS, pursuant to Section 6.5(b) of the Merger Agreement, the board of directors of AGC has withdrawn its recommendation to its shareholders that they approve the Merger Agreement;

                  WHEREAS, AGC is paying to the Prudential Parties a termination fee of US$600 million and reimbursing certain Prudential expenses substantially concurrently with the execution of this Agreement in full and final satisfaction of any and all obligations owed to the Prudential Parties under the Merger Agreement;

                  WHEREAS, the Prudential Parties and AIG agree to the dismissal with prejudice of all pending litigation between the Prudential Parties and AIG and the parties hereto agree to enter into mutual releases of any and all claims arising under or relating to the Merger Agreement and the proposed AIG Merger; and

                  WHEREAS, the Prudential Parties, AIG and AGC believe that it is in their respective best interests and in the best interests of their respective stockholders that the uncertainty with respect to the Merger and the proposed AIG Merger be resolved as promptly as practicable.

                  NOW THEREFORE, in consideration of the foregoing and the mutual agreements herein set forth, the parties do hereby agree as follows:

                  1. PAYMENT BY AGC TO PRUDENTIAL. (a) Provided that Prudential has complied with its obligations pursuant to Section 5(a)(i) hereof, AGC irrevocably and unconditionally agrees to pay to Prudential (i) substantially concurrently with the execution of this Agreement, by wire transfer in immediately available funds, US$602,762,495.50 (the "Payment," of which US$600,000,000 is being paid pursuant to Section 8.6 of the Merger Agreement and US$2,762,495.50 is being paid pursuant to Section 6.11 of the Merger Agreement), and (ii) on demand, all amounts due under Section 6.11 of the Merger Agreement (other than with respect to the filing fees with respect to the Form F-4 and expenses related to such filing fees), all such amounts being without deduction or withholding but inclusive of U.K. taxes, if any, howsoever arising, and to be paid into a bank account specified in writing by Prudential as set forth in the instructions provided concurrently herewith.

                  (b) The payments pursuant to Section 1(a) of this Agreement shall be in full and final satisfaction of AGC's obligations under Article VIII and Section 6.11 of the Merger Agreement and, to the extent provided in the Releases (as hereinafter defined), in full and final satisfaction of any claims that any Prudential Party may have against AGC and any other releasee for any alleged breach of the Merger Agreement and any claims that any Prudential Party may have against AIG or any other releasee for any actions it has or they have taken, or any omissions, or otherwise, relating to the Merger Agreement and the proposed AIG Merger.

                  2. TERMINATION OF MERGER AGREEMENT. AGC and each of the Prudential Parties agree that the Merger Agreement is hereby terminated effective as of the date hereof by Prudential in accordance with Section 1(a) hereof and Section 8.4(i) thereof, and, accordingly, subject to
Section 1(a)(ii) above and the second sentence of Section 4(a) below, the Merger Agreement shall have no further force or effect from and after such time.

                  3. RELEASE; WITHDRAWAL OF LITIGATION. Each of Prudential, HDP, Merger Sub, AGC and AIG agrees to, and shall, execute releases immediately upon execution of this Agreement, in the form attached hereto as Exhibits A, B, C and D, as applicable (collectively the "Releases"). Each party hereto shall take all steps necessary promptly to withdraw or otherwise finally terminate with prejudice, without costs imposed on any other party, all litigation initiated by such party and to which the Releases relate, including without limitation filing a stipulation and order substantially in the form attached hereto as Exhibit E dismissing the litigation entitled Prudential P.L.C.; Holborn Delaware Partnership; Ascend Merger Corporation v. American International Group, Inc., now pending in the United States District Court for the Southern District of Texas, Civil Action No. H01-1273. Each of the Prudential Parties further agrees that it shall (i) promptly following the execution of this Agreement (A) withdraw all applications and/or notices filed with any federal, state or non-U.S. Governmental Entity (as defined in the Merger Agreement) in connection with the Merger and (B) withdraw or amend to be inapplicable to any merger between Prudential and AGC or any acquisition by Prudential of AGC its Registration Statement on Form F-4 (File No. 333-57586) filed on March 26, 2001 with the Securities and Exchange Commission, and any related prospectuses or other filings under the Securities Act of 1933, as amended, and any similar filings under the laws of jurisdictions other than the U.S., and (ii) for so long as the AIG Merger Agreement remains in effect in accordance with its terms and has not been terminated pursuant to the terms thereof, not, and use its reasonable best efforts to cause its representatives not to, take any action that would reasonably be expected to prevent or materially interfere with or delay the transactions contemplated by the AIG Merger Agreement or solicit or support any such actions by any other persons. Each of the parties hereto hereby represents and warrants that it has not, and agrees that it will not, assign, convey or otherwise transfer any claim, demand or cause of action or any part thereof relating to any matters covered by the releases referred to herein. Nothing in this Agreement or the Releases shall be deemed a release or discharge of any claim to enforce this Agreement.

                  4. EFFECT OF TERMINATION; CONFIDENTIALITY. (a) Prudential, HDP, Merger Sub and AGC agree that, notwithstanding any provision of the Merger Agreement that may be to the contrary and subject to the immediately following sentence with respect to liability arising out of occurrences following the date hereof, none of Prudential, HDP, Merger Sub and AGC shall have any liabilities to any other party for any breach or alleged breach of the Merger Agreement, including, without limitation, any willful or intentional breach thereof. Notwithstanding anything in the Merger Agreement to the contrary, only the agreements of AGC and the Prudential Parties contained in the last sentence of Section 6.7 and in
Section 6.11 of the Merger Agreement and the Confidentiality Agreement (as defined in the Merger Agreement) shall survive the termination of the Merger Agreement; provided, however, that notwithstanding anything to the contrary in the Confidentiality Agreement, the parties agree that Prudential and its subsidiaries may solicit for employment and/or hire any person who, at the time of such solicitation or hiring, has received a notice that his or her employment will be terminated by AGC or any of its subsidiaries or affiliates.

                  (b) Each of AGC and Prudential shall, as promptly as practicable after the execution of this Agreement, return to the other party or destroy all Evaluation Material (as such term is defined in the Confidentiality Agreement with respect to such party) in accordance with the terms of the Confidentiality Agreement.

                  (c) Nothing in this Agreement shall constitute or be deemed to constitute an admission of fault, wrongdoing or liability on the part of any party hereto, each of the parties acknowledging, without conceding any infirmity in its claims or defenses, that it is entering into this Agreement solely in order to avoid the further expense and inconvenience of litigation. This Agreement (and all drafts hereof) are for settlement purposes and will not be used by the parties in any litigation, other than litigation arising out of this Agreement.

                  5.  TAX MATTERS.  (a) Representations.

                  (i) Prudential shall deliver to AGC a properly completed and executed United States Internal Revenue Service Form W-8 BEN (a "Form W-8"), certifying that Prudential is a U.K. resident that is entitled to the benefits of the United Kingdom-U.S. Income Tax Treaty, and Prudential represents to AGC that such Form W-8 will be true, correct and complete in all respects. Section 5(b) provides the sole remedy for a breach by Prudential of the representation in this Section 5(a)(i).
                  (ii) AGC represents to Prudential that AGC has no reason to believe that it cannot rely on the Form W-8 to be delivered by Prudential pursuant to Section 5(a)(i) hereof and, as a result, AGC believes that it has no obligation to withhold United States Federal income tax from the Payment. In the event of a breach of the representation in this Section 5(a)(ii), Prudential will have no obligation under Section 5(b).

                  (b) Reimbursement.

                  (i) Subject to the provisions of this Section 5, Prudential hereby agrees to reimburse and indemnify AGC (which reimbursement and indemnity shall be on a net after-tax basis to AGC) with respect to any amounts paid or incurred by AGC with respect to any United States withholding taxes (including any interest or penalties and costs and expenses (including reasonable attorney fees with respect thereto)) with respect to the payment by AGC to Prudential described in Section 1(a) of this Agreement ("Possible Tax").

                  (ii) If AGC is notified, in writing, as part of an audit or other administrative proceeding related to taxes (a "Contest"), that the applicable taxing authority is asserting a claim for Possible Tax, then (i) AGC shall promptly notify Prudential of such claim, (ii) AGC shall, subject to Section 5(c) below, permit Prudential, at Prudential's own cost and expense, to control that portion of the Contest related to Possible Tax, including the execution of any powers-of-attorney or similar documents necessary for Prudential to control such portion of the Contest; provided that in executing such powers-of- attorney or similar documents, AGC and Prudential agree that such powers shall be limited to such portion of the Contest, and (iii) AGC shall not settle or otherwise compromise such portion of the Contest related to Possible Tax without the prior written consent of Prudential, which consent shall not be withheld or delayed unless Prudential receives an opinion from nationally recognized counsel that it is more likely than not that a court would determine that AGC would prevail with respect to the portion of the Contest related to Possible Tax. Further, without the prior written consent of Prudential, which consent shall not be unreasonably withheld or delayed, AGC shall not take any position on any tax return or similar filing that Possible Tax may be due and owing, unless such position is required by Law (as defined in the Merger Agreement) pursuant to a final determination.

                  (iii) Upon acknowledgment in writing by Prudential (i) that it intends to assume responsibility for defense of a Contest related to Possible Taxes, and (ii) that it intends to reimburse AGC pursuant to this Agreement, Prudential will thereafter be entitled to appoint at its own cost lead defense counsel (reasonably acceptable to AGC) with respect to such claim and AGC will thereafter be responsible for all costs and expenses of its own counsel.

                  6. INDEMNIFICATION. AIG hereby agrees to indemnify and hold harmless the Prudential Parties and their respective officers, directors, employees, agents and advisors, and their respective successors (the "Prudential Indemnified Parties") against any and all liabilities, judgments, settlements, costs and reasonable expenses, including reasonable legal fees (collectively, "Losses") incurred by any Prudential Indemnified Party and arising out of or in connection with any claims (including, but not limited to, claims that have been or could have been asserted in actions pending prior to the date hereof) by or on behalf of any AGC securityholders (or by any such securityholders on behalf or purportedly on behalf of AGC) arising out of or in connection with the Merger Agreement, this Agreement or the transactions contemplated thereby and hereby (including, without limitation, any claims directly or indirectly challenging the validity or enforceability of the amounts payable pursuant to Section 1 hereof or Section 6.11 and 8.6 of the Merger Agreement or seeking to modify, reduce, recoup, recover or otherwise deprive Prudential of the benefit thereof) ("AGC Claims"), but, to the extent such Losses arise out of acts or omissions of any Prudential Indemnified Parties, only to the extent that such acts or omissions shall have been taken prior to the date hereof or are contemplated by this Agreement. In connection with defending any such AGC Claims, the Prudential Parties shall be entitled to retain counsel to represent them (with reasonable fees and expenses of such counsel to be paid by AIG as above provided), provided that, except to the extent that in the reasonable judgment of counsel for the Prudential Indemnified Parties such action would result in a waiver of any applicable privilege, AIG shall be entitled to direct the control of the defense of such AGC Claims in consultation with counsel to the applicable Prudential Indemnified Party, and the Prudential Indemnified Parties and their counsel shall consult and cooperate with AIG and its counsel in connection with the defense of such AGC Claims, including with respect to strategic decisions; provided that if counsel to Prudential reasonably determines with respect to any strategic decision that such decision would reasonably be expected to have adverse collateral consequences to Prudential, AIG shall not take such action without the consent of Prudential, which shall not be unreasonably withheld. The Prudential Indemnified Parties further agree that they will not settle any AGC Claims without the prior written consent of AIG, which consent will not be unreasonably withheld, and no Prudential Indemnified Party shall be entitled to any amounts hereunder with respect to any AGC Claim that is settled without such consent. Unless the settlement of an AGC Claim is for monetary damages only and includes an unconditional release of the Prudential Parties, AIG agrees that it will not settle such AGC Claim without the prior written consent of Prudential, which consent will not be unreasonably withheld. AIG also agrees to indemnify the Prudential Parties against legal fees and expenses incurred in enforcing this Agreement (including this sentence).

                  7.  [Intentionally Omitted.]

                  8. PRESS RELEASE. Each of the parties hereto has furnished to the other a form of press release that it intends to issue shortly after execution of this Agreement.

                  9. WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT
(i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.

                  10. VALIDITY; DUE AUTHORIZATION. Each party hereto represents and warrants to the others that it is duly authorized to execute and deliver this Agreement and the relevant Release or Releases, that no further corporate or partnership authorizations (including any shareholder or partner approvals) are required for such party's execution, delivery and performance of this Agreement and the relevant Release or Releases, and that this Agreement and such Release or Releases is a valid and binding obligation of such party.

                  11. SPECIFIC PERFORMANCE. The parties hereto acknowledge that damages would be an inadequate remedy for any breach of the provisions of this Agreement and agree that the obligations of the parties hereunder shall be specifically enforceable and no party shall take any action to impede the others from seeking to enforce such rights of specific performance.

                  12. NOTICES. All notices, requests, claims, demands and other communications hereunder shall be effective upon receipt, shall be in writing and shall be delivered in person, by cable, telegram or telex, or by facsimile transmission as follows: (i) if to AIG, addressed to American International Group, Inc., 70 Pine Street, New York, New York 10270 (Attn:
General Counsel) with a copy to Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019 (Attn: Edward D. Herlihy, Esq.), and
(ii) if to the Prudential Parties or AGC, to the addresses specified in
Section 9.6 of the Merger Agreement, or (iii) or to such other address as any party may have furnished to the others in writing in accordance herewith.

                  13. GOVERNING LAW AND VENUE. THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY IN SUCH STATE. The parties hereby irrevocably submit to the jurisdiction of the courts of the State of New York and the Federal courts of the United States of America located in the State of New York solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a New York State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 12 or in such other manner as may be permitted by law shall be valid and sufficient service thereof.

                  14. ENTIRE AGREEMENT; ADVICE OF INDEPENDENT COUNSEL. This Agreement, together with the Merger Agreement to the extent not expressly superseded hereby (as specified in Section 4 of this Agreement), contains the entire agreement between each of the parties hereto or among them with respect to the matters settled and released herein and supersedes any and all prior or contemporaneous representations, understandings and agreements between any of the parties hereto or among them with respect to the matters settled and released herein. Each party hereto acknowledges and agrees that it has received the advice of independent counsel before entering into this Agreement, and that it is not relying on any other party concerning this Agreement or any aspect of the transaction contemplated herein.

                  15. COSTS AND ATTORNEYS' FEES. Except as expressly contemplated by Section 1(a) of this Agreement, each party shall bear its own costs and attorneys' fees incurred in connection with the action described in Section 3 of this Agreement and the negotiation and execution of this Agreement.

                  16. FURTHER EFFORTS. The parties to this Agreement shall each use its reasonable best efforts to take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable law or otherwise to consummate and make effective the transactions contemplated by this Agreement (which for purposes of this section shall be deemed not to include the AIG Merger Agreement or the transactions contemplated thereby) and to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement.

                  17. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

                  18. EFFECT OF HEADINGS. The section headings herein are for convenience only and shall not affect the construction hereof.

                  19. NO ADMISSION. The provisions of this Agreement shall not be deemed a presumption, concession or admission by any party of any breach of duty, liability, default or wrongdoing whatsoever, including without limitation as to any facts or claims alleged or asserted in the litigation entitled Prudential P.L.C.; Holborn Delaware Partnership; Ascend Merger Corporation v. American International Group, Inc, or in any other actions or proceedings involving any of the parties hereto.

                  20. SEVERABILITY. Assuming the receipt by Prudential of the Payment, the provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

                  21. ASSIGNMENT. The benefits and obligations of this Agreement shall inure to and be binding on the parties and their respective successors and assigns.

                  22. AMENDMENT; WAIVER. No amendment or waiver of any provision of this Agreement or consent to departure therefrom shall be effective unless in writing and signed by the parties hereto affected thereby, in the case of an amendment, or by the party which is the beneficiary of any such provision, in the case of a waiver or a consent to departure therefrom.

                  IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto all as of the day and year first above written.


                                       PRUDENTIAL PLC



                                       By: /s/ Peter Maynard
                                          ___________________________________
                                          Name:  Peter Maynard
                                          Title: Secretary

                                       HOLBORN DELAWARE PARTNERSHIP



                                       By: /s/ Peter Maynard
                                          ___________________________________
                                          Name:  Peter Maynard
                                          Title: Authorized Signatory

                                       ASCEND MERGER CORP.



                                       By: /s/ David Doyle
                                          ___________________________________
                                          Name:  David Doyle
                                          Title: Authorized Signatory

                                       AMERICAN GENERAL CORPORATION



                                       By: /s/ Robert M. Devlin
                                          ___________________________________
                                          Name:  Robert M. Devlin
                                          Title: President and CEO

                                       AMERICAN INTERNATIONAL GROUP, INC.



                                       By: /s/ Ernest T. Patrikis
                                          ___________________________________
                                          Name:  Ernest T. Patrikis
                                          Title: Senior Vice President and
                                                 General Counsel